Item 77D - DWS Core Equity Fund (a series of DWS Investment Trust)


Effective February 1, 2012, the Fund changed its name from DWS Growth
& Income Fund to DWS Core Equity Fund. Consistent with the name change, a change was made to the Fund's investment strategy to reflect that under normal circumstances the Fund intends to invest at least
80% of total assets in equities, mainly common stocks.


 For internal use only
E:\Electronic Working Files\03 - NSAR\2012\3-31-2012\DWS Investment Trust \03-Exhibits\Exhibit 77D Core Equity Fund.docx
 For internal use only

 For internal use only